EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry
Senior Vice President and
Chief Financial Officer
(919) 783-4658
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC.,
ANNOUNCES JOINT VENTURE WITH HUNT MIDWEST

RALEIGH, North Carolina (December 21, 2004) – Martin Marietta Materials today announced that it has formed a joint venture company with Hunt Midwest Enterprises to operate substantially all of the aggregates facilities of both companies in Kansas City and surrounding areas. The joint venture Company, Hunt Martin Materials, is 50%-owned by each party, and Martin Marietta will act as managing partner. With production of approximately 7.5 million tons per year, the new joint venture company is the leading aggregates producer in the area.

Commenting on the transaction, Stephen P. Zelnak stated, “This approach will enable us to substantially improve the cost structure of the operations involved, which is essential in a highly competitive marketplace. We are pleased to be able to work with Hunt Midwest to create an approach that will be of significant benefit to both companies. We expect that the joint venture will be neutral to slightly accretive to Martin Marietta’s earnings in 2005.”

Hunt Midwest Mining, Inc. is a subsidiary of Hunt Midwest Enterprises, Inc., a diversified development company owned by Lamar Hunt and his family. The Hunts also operate two Kansas City professional sports teams: the Chiefs of the National Football League and the Wizards of Major League Soccer.

Martin Marietta Materials is the nation’s second largest producer of construction aggregates and a leading producer of magnesia-based chemical products used in a variety of industries.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to business and economic conditions and trends in the markets the Company serves; the level and timing of federal and state transportation funding; levels of construction spending in the markets the Company serves; unfavorable weather conditions; ability to recognize quantifiable savings from internal expansion projects; ability to successfully integrate acquisitions quickly and in a cost-effective manner; fuel costs; transportation costs; competition from new or existing competitors; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation assumes no obligation to update any such forward-looking statements.

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